                                                                  EXHIBIT 10.2.1

                       DELPHAX TECHNOLOGIES CANADA LIMITED
                       FIRST AMENDMENT TO CREDIT AGREEMENT


         This First Amendment to Credit Agreement (herein, the "Amendment") is entered into as of December 18, 2002, by and among Delphax Technologies Canada Limited, f/k/a Check Technology Canada Ltd., an Ontario corporation (the "Borrower"), Delphax Technologies Inc., f/k/a Check Technology Corporation, a Minnesota corporation (the "Parent"), as Parent and as a Guarantor (the Parent, together with all Domestic Subsidiaries in existence from time to time being hereinafter referred to collectively as the "Guarantors" and each such entity individually as a "Guarantor"), and Harris Trust and Savings Bank ("HTSB"), as sole Lender and as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                             PRELIMINARY STATEMENTS

          A. HTSB currently extends credit to the Borrower on the terms and conditions set forth in that certain Credit Agreement dated as of December 20, 2001 by and among the Borrower, the Parent, and HTSB as sole Lender and as Administrative Agent (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement. Unless stated otherwise herein, all references to the "Lenders" shall be deemed to be references to HTSB in its capacity as sole Lender, together with any of its successors or assigns.

          B. HTSB, the Borrower, and the Parent are parties to an Amended and Restated Forbearance Agreement dated as of October 16, 2002 (the "Forbearance Agreement") pursuant to which HTSB has agreed to forbear from exercising certain rights arising as a result of the existence of certain Events of Default under the Credit Agreement through the period ending December 18, 2002.

          C. The Borrower has requested that HTSB permanently waive the Events of Default referred to in the Forbearance Agreement, and enter into certain amendments to the Credit Agreement, and HTSB has agreed to do so, all on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. WAIVER.

         Subject to the satisfaction of the conditions precedent set forth in
Section 3 below, the Lenders hereby waive following violations of the of Credit
Agreement: the violation of Section 8.21 (Total Funded Debt/EBITDA Ratio) for the quarters ended June 30, 2002 and September 30, 2002, the violation of
Section 8.22 (Net Worth) for the quarter ended September 30, 2002, and the violation of Section 8.23 (Fixed Charge Coverage Ratio) for the quarter ended September 30, 2002, as well the Borrower's non-compliance as of July 31, 2002 and August 31, 2002 with the requirements of Section 1.2 that the sum of the aggregate principal amount of



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

Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed, and the requirements of
Section 1.9(b)(v), which requires an immediate repayment of the Obligations to the extent necessary to eliminate any excess of the sum of the Revolving Loans and L/C Obligations over the Borrowing Base; and the Lenders hereby waive any Default or Event of Default which could or would otherwise result from such violations.

SECTION 2. AMENDMENTS.

         Subject to the satisfaction of the conditions precedent set forth in
Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

         2.1. The first paragraph of Section 1.4(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (a) Base Rate Loans. Each Base Rate Loan made or
                  maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of 1.0% per annum plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

         2.2. The first paragraph of Section 1.4(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (b) Eurodollar Loans. Each Eurodollar Loan made or
                  maintained by a Lender shall, subject to the provisions of
                  Section 1.4(d) hereof, bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of 4.0% per annum plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.



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

         2.3. The Credit Agreement is hereby amended by adding a new Section 1.4(f) immediately following Section 1.4(e), to read in its entirety as follows:

                           (f) Pricing Reduction. If the Total Funded Debt to
                  EBITDA Ratio as of the end of any fiscal quarter of the Parent is 2.50 to 1.0 or less as calculated by the Parent in its quarterly compliance certificate delivered pursuant to Section 8.5(l), the interest rate margins set forth in Sections 1.4(a) and 1.4(b) hereof and the periodic letter of credit fee (but not the issuance fee) set forth in Section 2.1(b) hereof shall each be reduced by 1.0% per annum and pricing shall be maintained at such reduced rate until such time as the Parent is no longer able to demonstrate in such required quarterly compliance certificate that the Total Funded Debt to EBITDA Ratio as of the end of the most recent fiscal quarter has been maintained at 2.50 to 1.0 or less (or until such time, if sooner, as the Parent fails to timely deliver such required quarterly compliance certificate).

         2.4. Section 1.8(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (a) Scheduled Payments of Term Loans. The Borrower
                  shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending December 31, 2002, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:



              COLUMN A                                COLUMN B

                                                 SCHEDULED PRINCIPAL
            PAYMENT DATE                        PAYMENT ON TERM LOANS
            ------------                        ---------------------
               12/31/02                                  $250,000
               03/31/03                                  $250,000
               06/30/03                                  $250,000
               09/30/03                                  $250,000
               12/31/03                     Balance of term loans

                  , it being agreed that the final payment of both principal and interest not sooner paid on the Term Loans shall be due and payable on December 31, 2003, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.



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

         2.5. Section 1.13(b)(ii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (ii) Scheduled. The aggregate Revolving Credit
                  Commitments of the Lenders shall be permanently reduced to $11,500,000 effective on January 1, 2003, and further permanently reduced to $10,500,000 effective on July 1, 2003.

         2.6. Section 2.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (b) Letter of Credit Fees. On the date of issuance or
                  extension, or increase in the amount, of any Standby Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at the rate of 4.0% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer's standard issuance fees for commercial letters of credit and standard drawing, negotiation, amendment, and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

         2.7. The definition of "Borrowing Base" set forth in Section 5.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           "Borrowing Base" means, as of any time it is to be
                  determined, the sum of:

                           (a) 85% of the then outstanding unpaid amount of
                  Eligible Receivables (other than Insured Receivables); plus

                           (b) 80% of the then outstanding unpaid amount of
                  Eligible Receivables which are Insured Receivables; plus

                           (c) the lesser of (x) $7,000,000 and (y) 50% of the
                  value (computed at the lower of market or cost using the



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                  first-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory;

                  provided that (i) the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to the terms hereof and, if required by the Administrative Agent or the Required Lenders pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent or the Lenders pursuant hereto or pursuant to any such Collateral Document, and (ii) the Administrative Agent shall have the right to reduce the advance rates against and to establish appropriate reserves with respect to Eligible Receivables or Eligible Inventory and to reduce the dollar cap on Eligible Inventory in the reasonable exercise of its discretion based on the results of any field audit of any Collateral which reasonably supports any such reduction or establishment.

         2.8. Clause (i) of the definition of "Eligible Receivables" set forth in Section 5.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (i) the account debtor is principally located in
                  Canada (excluding Quebec) or the continental United States unless such Receivable (x) is secured by an irrevocable letter of credit issued by a commercial bank located in the United States and which is on terms and conditions acceptable to the Administrative Agent, or (y) is insured under a policy of account receivable insurance issued in favor of the Administrative Agent for the benefit of the Lenders by an insurer acceptable to the Administrative Agent and on terms and conditions acceptable to the Administrative Agent (each Eligible Receivable covered by such insurance an "Insured Receivable");

         2.9. Section 5.1 of the Credit Agreement is hereby amended by adding each of the following new definitions in its appropriate place in the alphabetical sequence:

                           "Insured Receivable" is defined within the definition
                  of "Eligible Receivable" set forth in Section 5.1 hereof.

                           "Total Capitalization" means, at any time the same is
                  to be determined, the sum of Total Funded Debt plus Net Worth.

         2.10. The definition of "Revolving Credit Termination Date" set forth in Section 5.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:



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

                           "Revolving Credit Termination Date" means December
                  31, 2003, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13,
                  9.2 or 9.3 hereof.

         2.11. Section 8.5(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (a) by Monday of each week during the term of this
                  Agreement, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the previous Friday, prepared by the Parent and certified to by its chief financial officer or another officer of the Parent acceptable to the Administrative Agent;

         2.12. Section 8.5(l) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (l) with each of the financial statements furnished
                  to the Lenders pursuant to subsections (c) and (d) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Parent, or another officer of the Parent acceptable to the Administrative Agent, to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent, the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 1.4(f), 8.21, 8.22, 8.23, 8.24 and 8.26 of this Agreement.

         2.13. Section 8.21 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                         Section 8.21. Funded Debt to Capitalization Ratio. As
                  of the last day of each fiscal quarter of the Parent ending during the periods set forth below, the Parent shall not permit the ratio of Total Funded Debt to Total Capitalization to be more than:


                                                                     TOTAL FUNDED DEBT TO TOTAL
                                                                     CAPITALIZATION RATIO SHALL
                      FROM AND INCLUDING        TO AND INCLUDING        NOT BE GREATER THAN:
                      ------------------        ----------------     --------------------------

                        the date hereof            12/31/2002               0.53 to 1.0

                            1/1/03                  3/31/03                 0.54 to 1.0

                            4/1/03                  6/30/03                 0.51 to 1.0

                            7/1/03                  9/30/03                 0.47 to 1.0

                            10/1/03             and at all times            0.45 to 1.0
                                                  thereafter

         2.14. Section 8.22 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                         Section 8.22. Net Worth. The Parent shall, at all times
                  during the term of this Agreement, maintain Net Worth of the Parent and the Subsidiaries determined on a consolidated basis in an amount not less than the sum of (a) $14,750,000 plus (b) 50% of Net Income (without deduction for losses) for each fiscal quarter of the Parent commencing with the fiscal quarter ending December 31, 2002.

         2.15. Section 8.23 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                         Section 8.23. Interest Coverage Ratio. As of the last
                  day of each fiscal quarter of the Parent ending during the periods set forth below, the Parent shall maintain a ratio of
                  (a) EBITDA for the four fiscal quarters of the Parent then ended, to (b) cash Interest Expense for the same four fiscal quarters then ended of not less than the following:



                                                                      INTEREST COVERAGE
                       FROM AND                                      RATIO SHALL NOT BE
                       INCLUDING        TO AND INCLUDING                  LESS THAN:
                       ---------        ----------------             ------------------

                        4/1/03               6/30/03                     1.50 to 1.0

                        7/1/03          and at all times                 2.50 to 1.0
                                           thereafter

         2.16. The Credit Agreement is hereby amended by adding a new Section
8.26 immediately following Section 8.25 thereof, to read in its entirety as follows:

                         Section 8.26. Minimum EBITDA. The Parent shall not, as
                  of the last day of each fiscal quarter of the Parent ending on the dates specified below, permit EBITDA of the Parent for such fiscal quarter then ended to be less than:



                                                               EBITDA FOR SUCH FISCAL QUARTER
                     FISCAL QUARTER ENDING                         SHALL NOT BE LESS THAN:
                     ---------------------                     ------------------------------
                       December 31, 2002                                       $ (945,000)
                       March 31, 2003                                          $  475,000
                       June 30, 2003                                           $1,700,000
                       September 30, 2003                                      $1,450,000
                       December 31, 2003                                       $1,045,000

         2.17. Section 9.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           (b) default in the observance or performance of any
                  covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.16, 8.19, 8.21, 8.22, 8.23, 8.24 or 8.26 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

         2.18. The references to the Commitments on the signature page of HTSB to the Credit Agreement shall be amended and restated in their entirety to read as follows:

         Revolving Credit Commitment  $12,500,000

         2.19 Exhibit E to the Credit Agreement is hereby amended and restated to read as set forth in the revised Exhibit E attached hereto.

         2.20. Exhibit F to the Credit Agreement is hereby amended by deleting
Schedule I thereto and replacing it with a new Schedule I to read in its entirety as set forth in Schedule I attached hereto.

SECTION 3. CONDITIONS PRECEDENT.

         This Amendment shall become effective as of the date first above written upon the satisfaction of all of the following conditions precedent:

                  3.1. The Borrower, the Parent and the Lenders shall have executed and delivered this Amendment.

                  3.2. Legal matters incident to the execution and delivery of this Amendment and the other documents delivered in connection herewith shall be satisfactory to the Agent and its counsel.

                  3.3. The Borrower shall pay to HTSB a non-refundable amendment fee in the amount of 0.50% of the sum of the Revolving Credit Commitments and the outstanding principal amount of Term Loans on the effective date hereof, such fee to be fully earned on such effective date and payable in two equal installments, the first due and payable on such effective date and the second due and payable on September 30, 2003.

                  3.4. The Parent, the Agent and Wells Fargo Bank Minnesota, N.A. ("Wells Fargo") shall have entered into an account control agreement in form and substance satisfactory to the Agent giving the Agent, for the benefit of the Lenders, a perfected security interest in all deposit accounts of the Parent with Wells Fargo.

SECTION 4. REPRESENTATIONS.

         In order to induce HTSB to execute and deliver this Amendment, each of the Parent and the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to this Amendment, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section
6.5 shall be deemed to refer to the most recent financial statements of the Parent and the Subsidiaries delivered to the Lenders) and the Parent and the Borrower are in compliance with the terms and conditions of the Credit Agreement and, other than the Events of Default waived by Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 5. MISCELLANEOUS.

        5.1. The Borrower and the Parent have heretofore or concurrently herewith executed and delivered to the Lenders the Security Agreements, the Pledge Agreement and certain other Collateral Documents. The Borrower and the Parent hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Borrower and the Parent thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. Without limiting the foregoing, the Parent confirms that its guaranty set forth in Section 12 of the Credit Agreement, and all of the obligations of the Parent thereunder, remain in full force and effect.

        5.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        5.3. The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents contemplated hereby, including the reasonable fees and expenses of counsel for the Agent.

        5.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

                           [SIGNATURE PAGE TO FOLLOW]



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



         This First Amendment to Credit Agreement is entered into as of the date and year first above written.

                                   DELPHAX TECHNOLOGIES CANADA LIMITED
                                     (f/k/a Check Technology Canada Ltd.), as
                                     Borrower



                                   By
                                      Name
                                          -------------------------------------
                                      Title
                                           ------------------------------------


                                   DELPHAX TECHNOLOGIES INC. (f/k/a Check
                                   Technology Corporation), as Parent and as a Guarantor


                                   By
                                      Name
                                          -------------------------------------
                                      Title
                                           ------------------------------------

    Accepted and agreed to.
                                   HARRIS TRUST AND SAVINGS BANK, in its
                                      individual capacity as sole Lender and as Administrative Agent



                                   By
                                      Name
                                          -------------------------------------
                                      Title
                                           ------------------------------------




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